Sangamo BioSciences Reports First Quarter 2013 Financial Results

RICHMOND, Calif., May 8, 2013 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported first quarter 2013 financial results and accomplishments.

(Logo: http://photos.prnewswire.com/prnh/20130102/SF35903LOGO)

For the first quarter ended March 31, 2013, Sangamo reported a consolidated net loss of $6.9 million, or $0.13 per share, compared to a net loss of $7.3 million, or $0.14 per share, for the same period in 2012. As of March 31, 2013, the company had cash, cash equivalents, marketable securities and interest receivable of $70.3 million.

Revenues for the first quarter of 2013 were $4.6 million, compared to $3.2 million for the same period in 2012. First quarter 2013 revenues were generated from the Company's collaboration agreements with Shire AG (Shire) and Sigma-Aldrich Corporation, and research grants. The revenues recognized for the first quarter of 2013 consisted of $4.1 million in collaboration agreements and $0.5 million in research grants, compared to $1.7 million and $1.6 million, respectively, for the same period in 2012.

The increase in collaboration agreement revenues was primarily due to the Company's collaboration and license agreement with Shire established in January 2012. Pursuant to the agreement, Sangamo received an upfront payment of $13.0 million, which is being amortized on a straight-line basis over the initial six-year research term, of which the Company recognized $0.5 million as revenue for the first quarter of 2013. Sangamo also recognized $3.2 million of revenues related to research services performed under the collaboration agreement with Shire in the first quarter. The decrease in research grant revenues was primarily due to the completion of foundation grants in 2012.

Research and development expenses were $8.2 million for the first quarter of 2013, compared to $7.3 million for the same period in 2012. The increase in research and development expenses was primarily due to increased external expenses related to our preclinical programs partially offset by lower clinical trials and manufacturing expenses for our SB-728-T HIV/AIDS program. General and administrative expenses were $3.3 million for the first quarter of 2013 and $3.2 million for the same period in 2012.

Total operating expenses for the first quarter of 2013 were $11.5 million, compared to $10.5 million for the same period in 2012.

Recent Highlights

  Presentation at CROI 2013 of New Clinical Data Demonstrating Persistent Immune System Reconstitution After Treatment With ZFN Therapeutic® SB-728-T.  In March 2013, the Company announced new data from its program to develop a 'functional cure' for HIV/AIDS, in a presentation at the 20th Conference on Retroviruses and Opportunistic Infections (CROI). The data, from the SB-728-T Phase 1 study (SB-728-902, Cohorts 1-3), demonstrated that SB-728-T treatment of HIV-infected subjects leads to durable reconstitution of the immune system driven by increases in total CD4+ central memory T-cells (TCM) and CCR5-protected TCM. TCM are long-lived, self-renewing cells that have the ability to remember and react against foreign antigens including HIV. The data also demonstrated that certain cell surface marker and gene expression profiles may predict which patients will likely respond best to SB-728-T treatment.

  The Company has two ongoing Phase 2 clinical trials (SB-728-902 Cohort 5 and SB-728-1101) designed to evaluate the relationship of the level of engraftment of T-cells in which both copies of the CCR5 gene has been modified by SB-728 (biallelic engraftment) and reduction in viral load.  Sangamo expects to present preliminary data from these trials on May 15, 2013, at the Annual Meeting of the American Society for Gene and Cell Therapy (ASGCT) and the full data set by the end of 2013.

Financial Guidance

The Company reiterates its earlier guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $55 million at the end of 2013, inclusive of research funding from Shire but exclusive of funds arising from any additional new collaborations or partnerships, or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $20 to $24 million in 2013, inclusive of research funding from Shire.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $46 to $50 million for 2013.

Conference Call

Sangamo will host a conference call today, May 8, 2013, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2013.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 52754725. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on May 8, 2013 to 11:59 p.m. ET on May 15, 2013. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 52754725.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. It has ongoing Phase 2 and Phase 1/2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Sangamo's other therapeutic programs are focused on monogenic diseases, including hemophilia and hemoglobinopathies such as sickle cell anemia and beta-thalassemia, and a program in Parkinson's disease. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases and has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated year-end cash and investments, operating expenses and revenues from agreements, the research and development of ZFP TFs and ZFNs, achievement of research milestones and objectives, clinical trials and therapeutic applications of Sangamo's ZFP technology platform and expected timing for the presentation of data from clinical trials. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

Statement of Operations Data:
	Three Months Ended
	March 31,
	2013	2012

Revenues:
Collaboration agreements	$ 4,083	$ 1,663
Research grants	540	1,579
Total revenues	4,623	3,242

Operating expenses:
Research and development	8,220	7,283
General and administrative	3,308	3,242
Total operating expenses	11,528	10,525
Loss from operations	(6,905)	(7,283)
Interest and other income, net	20	15
Net loss	$ (6,885)	$ (7,268)
Basic and diluted net loss per common share	$ (0.13)	$ (0.14)
Shares used in computing basic and diluted net loss per common share	53,377	52,567

	March 31, 2013	December 31, 2012
	(Unaudited)
Selected Balance Sheet Data:

Cash, cash equivalents, marketable securities and interest receivable	$ 70,318	$ 76,321
Total assets	75,844	82,533
Total stockholders' equity	61,586	64,896

CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., 510-970-6000, x271